EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-174078 and 333-98211) on Form S-8 of our report dated June 22, 2022, appearing in this Annual Report on Form 11-K of the Oceaneering Retirement Investment Plan for the year ended December 31, 2021.

/s/ Harper & Pearson Company, P.C.

HARPER & PEARSON COMPANY, P.C.

Houston, Texas
June 22, 2022